Exhibit 99.1

LOS ANGELES, CA–(Marketwired – May 14, 2014) – Reed’s, Inc. (NYSE MKT: REED), maker of the top-selling sodas in natural food stores nationwide, today announced the financial results for its fiscal first quarter ended March 31, 2014.

First Quarter 2014 Compared to First Quarter 2013:

Financial Highlights –

●	Net revenues increased 10% to $8,950,000.

●	Gross profit increased 15% to $2,903,000.

●	Gross profit margin increased to 32.4% from 31.2%.

●	Plant Idle Capacity costs was reduced from 8.4% of net sales in the first quarter of 2013 to 5.3% of net sales in the first quarter of 2014 – a savings of $216,000.

●	Loss from Operations improved by $207,000, to a loss from operations in the first quarter of 2014 of $32,000 from a loss from operations in the same period last year of $239,000.

●	Modified EBITDA improved by $223,000, to a Modified EBITDA of $248,000, from $25,000 in the same period last year.

●	Cash at the end of the quarter remained flat at $1,104,000.

Operational Highlights:

●	Reed’s Culture Club Kombucha sales volume increased by 143% in the first quarter over the first quarter 2013.

●	Due to improvements in the Los Angeles plant, production ran 220,000 cases 67% over first quarter 2013.

●	Reed’s Culture Club Kombucha now available in Safeway stores, picked up by Manhattan Beer for NYC markets, and Fresh Direct in NYC.

●	Distribution gains include new distribution in North Carolina, Northern California, Kentucky and two new distributors in Ohio.

●	Virgil’s Root Beer featured on the Food Factory show in Canada

“Reed’s posted an overall 10% growth in the first quarter,” stated Dave Williams, Interim CFO at Reed’s, Inc., ”this is despite extreme weather conditions and a $500,000 decrease in private label sales. Excluding private label sales from both quarters, our revenue grew 19% year-over-year. This is comprised of 12% increase in our core brands (Reed’s & Virgil’s) and a 143% increase in the sales of our organic, probiotic Kombucha beverages. Gross margin also improved, increasing 120 basis points to 32.4% for the period—an improvement that resulted in a 14.5% increase in gross profit dollars, attributable to increased production in our Los Angeles bottling plant.”

Chris Reed, CEO and Founder, stated, “Many of the projects initiated in 2013 including increasing idle plant utilization and our sales spend reassessment are starting to reap benefits. Looking ahead, we see continued growth for both our branded beverage lines and our private label business and we expect gross margin improvements as we continue to increase production and efficiency at our west coast facility.”

2014 Outlook:

The Company anticipates revenue growth of 15-25% in fiscal 2014. Core brands (Reed’s & Virgil’s) are expected to grow 15-20%; Kombucha is expected to grow 50-100%; and our other product category, that includes private label, candy and non-core beverage assortments, is expected to grow 10-15%. EBITDA is expected to range from $1.0 million to $1.5 million for the year and the Company expects to generate a modest net income.

The Company will conduct a conference call @ 4:30PM EST today, May 14th, to discuss its 2014 first quarter results and outlook for the future. To participate in the call, please dial the following number 5 to 10 minutes prior to the scheduled call time (800) 768-2107. International callers should dial (212) 231-2922.

A replay of the call will be available on the Reed’s website at www.reedsinc.com in the “Investors” section.

About Reed’s, Inc.

Reed’s, Inc. makes the top-selling natural sodas in the natural foods industry and is sold in over 15,000 natural and mainstream supermarkets nationwide. In addition, the Company’s products are sold through specialty gourmet, natural food stores, retail stores, convenience stores and restaurants nationwide and select international markets. Its six award-winning non-alcoholic Ginger Brews are unique in the beverage industry, being brewed, not manufactured and using fresh ginger, spices and fruits in a brewing process that predates commercial soft drinks. The Company also owns the top-selling root beer line in natural foods, the Virgil’s Root Beer product line. In 2012, Reed’s Culture Club Kombucha line of organic live beverages was launched. Other product lines include: Reed’s Ginger Candies and Reed’s Ginger Ice Creams. In 2009, the Company started producing private label natural beverages for select national chains.

For more information about Reed’s, please visit the Company’s website at: http://www.reedsinc.com or call 800-99-REEDS.

Follow Reed’s on Twitter at http://twitter.com/reedsgingerbrew

Reed’s Facebook Fan Page at https://www.facebook.com/ReedsGingerBrew

SAFE HARBOR STATEMENT

Some portions of this press release, particularly those describing Reed’s goals and strategies, contain “forward-looking statements.” These forward-looking statements can generally be identified as such because the context of the statement will include words, such as “expects,” “should,” “believes,” “anticipates” or words of similar import. Similarly, statements that describe future plans, objectives or goals are also forward-looking statements. While Reed’s is working to achieve those goals and strategies, actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. These risks and uncertainties include difficulty in marketing its products and services, maintaining and protecting brand recognition, the need for significant capital, dependence on third party distributors, dependence on third party brewers, increasing costs of fuel and freight, protection of intellectual property, competition and other factors, any of which could have an adverse effect on the business plans of Reed’s, its reputation in the industry or its expected financial return from operations and results of operations. In light of significant risks and uncertainties inherent in forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by Reed’s that they will achieve such forward-looking statements. For further details and a discussion of these and other risks and uncertainties, please see our most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Reed’s undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contact:

Investor Relations

Reed’s, Inc.

(310) 217-9400 ext. 18

Email: ir@reedsinc.com

www.reedsinc.com

REED’S, INC.

CONDENSED STATEMENTS OF OPERATIONS

For the Three Months Ended March 31, 2014 and 2013

(Unaudited)

	Three months ended March 31,
	2014	2013
Sales	$8,950,000	$8,126,000

Cost of goods sold	6,047,000	5,591,000

Gross profit	2,903,000	2,535,000

Operating expenses:
Delivery and handling expenses	895,000	906,000
Selling and marketing expense	1,068,000	880,000
General and administrative expense	972,000	988,000
Total operating expenses	2,935,000	2,774,000

Loss from operations	(32,000)	(239,000)

Interest expense	(188,000)	(164,000)

Net loss	$(220,000)	$(403,000)

Loss per share – basic and diluted	$(0.02)	$(0.03)
Weighted average number of shares outstanding – basic and diluted	12,965,314	12,320,516

REED’S, INC.

MODIFIED EBITDA SCHEDULE

(Unaudited)

	Three Months Ended March 31,
	2014	2013
Net loss	$(220,000)	$(403,000)

Modified EBITDA adjustments:
Depreciation and amortization	181,000	145,000
Interest expense	188,000	164,000
Stock option compensation	99,000	119,000
Total EBITDA adjustments	468,000	428,000

Modified EBITDA income from operations	$248,000	$25,000

The Company defines modified EBITDA (a non-GAAP measurement) as net loss before interest, taxes, depreciation and amortization, and non-cash expense for securities. Other companies may calculate modified EBITDA differently. Management believes that the presentation of modified EBITDA provides a measure of performance that approximates cash flow before interest expense, and is meaningful to investors.

REED’S, INC.

RESULTS OF OPERATIONS

(Unaudited)

	Three Months Ended
	March 31,		Pct.
	2014	2013	Change
Gross sales, net of discounts & returns *	10,122,000	9,138,000	11%

Less: Promotional and other allowances**	1,172,000	1,012,000	16%

Net sales	8,950,000	8,126,000	10%
Cost of tangible goods sold	5,577,000	4,905,000	14%
As a percentage of:
Gross sales	55%	54%
Net sales	62%	60%
Cost of goods sold – idle capacity	470,000	686,000	-31%
As a percentage of net sales	5%	8%

Gross profit	2,903,000	2,535,000	15%
Gross profit margin as a percentage of net sales	32%	31%

* Gross sales is used internally by management as an indicator of and to monitor operating performance, including sales performance of particular products, salesperson performance, product growth or declines and overall Company performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. We therefore believe that the presentation of gross sales provides a useful measure of our operating performance. Gross sales is not a measure that is recognized under GAAP and should not be considered as an alternative to net sales, which is determined in accordance with GAAP, and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies, as gross sales has been defined by our internal reporting practices. In addition, gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from certain customers.

** Although the expenditures described in this line item are determined in accordance with GAAP and meet GAAP requirements, the disclosure thereof does not conform with GAAP presentation requirements. Additionally, our definition of promotional and other allowances may not be comparable to similar items presented by other companies. Promotional and other allowances primarily include consideration given to the Company’s distributors or retail customers including, but not limited to the following: (i) reimbursements given to the Company’s distributors for agreed portions of their promotional spend with retailers, including slotting, shelf space allowances and other fees for both new and existing products; (ii) the Company’s agreed share of fees given to distributors and/or directly to retailers for in-store marketing and promotional activities; (iii) the Company’s agreed share of slotting, shelf space allowances and other fees given directly to retailers; (iv) incentives given to the Company’s distributors and/or retailers for achieving or exceeding certain predetermined sales goals; and (v) discounted or free products. The presentation of promotional and other allowances facilitates an evaluation of their impact on the determination of net sales and the spending levels incurred or correlated with such sales. Promotional and other allowances constitute a material portion of our marketing activities. The Company’s promotional allowance programs with its numerous distributors and/or retailers are executed through separate agreements in the ordinary course of business. These agreements generally provide for one or more of the arrangements described above and are of varying durations, ranging from one week to one year.

REED’S, INC.

CONDENSED BALANCE SHEETS

	March 31, 2014	December 31, 2013
	(unaudited)	(audited)
ASSETS
Current assets:
Cash	$1,104,000	$1,104,000
Trade accounts receivable, net of allowance for doubtful accounts and returns and discounts of $310,000 and $324,000, respectively	2,561,000	2,143,000
Inventory, net of reserve for obsolescence of $181,000 and $176,000, respectively	6,076,000	6,293,000
Prepaid inventory	373,000	256,000
Prepaid and other current assets	181,000	178,000
Total Current Assets	10,295,000	9,974,000

Property and equipment, net of accumulated depreciation of $2,947,000 and $2,796,000, respectively	3,608,000	3,686,000
Brand names	1,029,000	1,029,000
Deferred financing fees, net of amortization of $58,000 and $40,000, respectively	49,000	60,000
Total assets	$14,981,000	$14,749,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$3,968,000	$3,612,000
Accrued expenses	126,000	136,000
Line of credit	4,593,000	4,524,000
Current portion of long term financing obligation	116,000	111,000
Current portion of capital leases payable	63,000	79,000
Current portion of term loan	171,000	165,000
Total current liabilities	9,037,000	8,627,000

Long term financing obligation, less current portion, net of discount of $513,000 and $526,000, respectively	2,129,000	2,147,000
Capital leases payable, less current portion	92,000	106,000
Term loan, less current portion	437,000	482,000
Total Liabilities	11,695,000	11,362,000

Commitments and contingencies

Stockholders’ equity:
Series A Convertible Preferred stock, $10 par value, 500,000 shares authorized, 9,411 shares issued and outstanding	94,000	94,000
Common stock, $.0001 par value, 19,500,000 shares authorized, 13,042,952 and 12,922,832 shares issued and outstanding, respectively	1,000	1,000
Additional paid in capital	25,395,000	25,276,000
Accumulated deficit	(22,204,000)	(21,984,000)
Total stockholders’ equity	3,286,000	3,387,000
Total liabilities and stockholders’ equity	$14,981,000	$14,749,000